FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |_____________________|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(h) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person*

     McKenzie,                      Richard                        C.(1)
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       (Last)                      (First)                    (Middle)


     114 John St.

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                                  (Street)

     Greenwich                    CONNECTICUT                   06831
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
        September 20, 2002
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

      Gasco Energy, Inc.  (GASE.OB)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ ]  Director
    [X]  10% Owner
    [ ]  Officer (give title below)
    [ ]  Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
         Form filed by One Reporting Person
    ---
     X   Form filed by More than One Reporting Person
    ---
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______________

(1) See Exhibit A for list of additional reporting persons.

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of     |2. Amount of   |3. Ownership   |4. Nature of
|  Security      |   Securities  |   Form: Direct|
|  (Instr. 4)    |   Beneficially|   (D) or      |   Beneficial
|                |   Owned       |   Indirect (I)|   Ownership
|                |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)
|________________|_______________|_______________|____________________________
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  Common Stock   |   4,591,400   |         D     | Directly held
                 |               |               | by Richard C. McKenzie, Jr.
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  Common Stock   |      15,000   |         D     | Directly held by
                 |               |               | Margaret Byrne McKenzie
                 |               |               |
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  Common Stock   |     440,500   |         D     | Directly held by
                 |               |               | Richard C. McKenzie, Jr.
                 |               |               | and Margaret Byrne McKenzie
                 |               |               | as trustees for the
                 |               |               | Charitable Lead Annuity
                 |               |               | Trust 2000.
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  Common Stock   |     159,100   |         D     | Directly held by
                 |               |               | Richard C. McKenzie, Jr.
                 |               |               | and Margaret Byrne McKenzie
                 |               |               | as trustees for the
                 |               |               | Charitable Lead Annuity
                 |               |               | Trust 2001.
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  Common Stock   |      10,000   |         D     | Directly held by
                 |               |               | Seven Bridges Foundation
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)


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2. Date Exercisable and Expiration Date (Month/Day/Year)


        -------------------                         ------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   ----------------------------------         ------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security


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5. Ownership Form of Derivative Securities: Direct(D) or Indirect(I)
   (Instr. 5)


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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

   EXPLANATION OF RESPONSES:

  **  SIGNATURE OF REPORTING PERSON                       DATE
-----------------------------------                 ------------------


RICHARD C. MCKENZIE, JR.

BY:

/S/  Kathy Smith                                    October 11, 2002
   -----------------------------------              ------------------
Kathy Smith
Attorney


MARGARET BYRNE MCKENZIE

BY:

/S/  Kathy Smith                                    October 11, 2002
   -----------------------------------              ------------------
Kathy Smith
Attorney


SEVEN BRIDGES FOUNDATION

BY:

/S/  Kathy Smith                                    October 11, 2002
   -----------------------------------              ------------------
Kathy Smith
Executive Director





    * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL

       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

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Exhibit A
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Additional Reporting Persons:  Margaret Byrne McKenzie and Seven Bridges
Foundation.  The address of such persons is that of Richard C. McKenzie, Jr.